Exhibit 99.1

For Release: 4:30 P.M. EDT	Contacts: Julie S. Ryland
Wednesday, July 28, 2010	205.326.8421

Energen’s EPS Flat in Second Quarter due to Non-cash Charge

Earnings Rise 20% Excluding Shale Leasehold Write-off

BIRMINGHAM, Alabama – Higher realized sales prices and increased production were major contributors to a 20 percent increase in the second quarter earnings of Energen Corporation (NYSE: EGN) after normalizing results for a previously announced non-cash charge related to the company’s deep Conasauga shale acreage.

Energen’s net income (including the $10 million after-tax write-off of capitalized unproved leasehold) totaled $55.5 million, or 77 cents per diluted share, in the second quarter of 2010 as compared with $55.0 million, or 76 cents per diluted share, in the same period a year ago. To better reflect the financial performance of the company’s on-going operations, Energen’s net income excluding the write-off totaled $65.5 million, or 91 cents per diluted share.

The year-over-year average realized sales price for the company’s natural gas, oil, and natural gas liquids (NGL) production increased 17 percent in the second quarter, and production increased 2 percent to 27.9 billion cubic feet equivalent (Bcfe). Energen’s current capital focus on its oil-producing properties in the Permian Basin resulted in a 13 percent increase in oil production.

EARNINGS GUIDANCE

Energen also reported today that it is affirming its 2010 earnings guidance range of $4.30-$4.70 per diluted share, excluding the non-cash charge. “We consider non-cash write-offs associated with our shale leasehold in Alabama to be outside the parameters of our normal, on-going operations,” said James McManus, Energen’s chairman and chief executive officer. The comparable earnings guidance range including the non-cash charge is $4.16-$4.56 per diluted share.

Energen’s earnings guidance assumes that commodity prices applicable to its unhedged production for the remainder of the year will average $4.50 per thousand cubic feet (Mcf) for natural gas, $85 per barrel for oil, and 92 cents per gallon for NGL. Approximately 70 percent of Energen’s production for the remainder of the year is hedged at an average NYMEX-equivalent price of $9.69 per Mcf equivalent (Mcfe).

CASH FLOWS OUTLOOK

Energen Resources Corporation, the company’s oil and gas exploration and production subsidiary, is expected to generate after-tax cash flows in 2010 of $560-$590 million. After funding identified capital spending of $360 million, Energen Resources is expected to have $200-$230 million available for discretionary investment. Together with $40 million of cash available at year-end 2009, Energen Resources’ total discretionary cash in 2010 is estimated to be $240-$270 million and can be used to acquire oil and gas properties, fund other opportunities and/or repay debt; Energen Resources has $150 million of debt due in December 2010. In general, Energen’s natural gas utility, Alabama Gas Corporation (Alagasco), utilizes all of its after-tax cash flows to fund its capital expenditures and the majority of Energen’s dividend.

SECOND QUARTER 2010 FINANCIAL RESULTS

Energen’s consolidated net income for the three months ended June 30, 2010, totaled $55.5 million, or 77 cents per diluted share, and compared with $55.0 million, or 76 cents per diluted share, in the second quarter of 2009. Included in these numbers is a non-cash, $10.0 million, after-tax write-off for capitalized unproved leasehold associated with the company’s deep Conasauga shale acreage.

Energen Resources’ net income for the second quarter of 2010 totaled $56.8 million ($66.8 million excluding the write-off) as compared with $54.9 million in the same period a year ago. Alagasco recorded a net loss of $0.3 million, down from net income of $0.9 million in the prior-year second quarter.

Energen Resources Corporation

Energen Resources’ increase in second quarter 2010 net income reflected the impact of higher realized sales prices and increased oil and natural gas liquids production partially offset by the non-cash charge, increased depreciation, depletion and amortization (DD&A) expense, and higher commodity price-based production taxes.

Average Realized Sales Prices, Second Quarter Comparison

Commodity	2Q10	2Q09	Change
Natural Gas (per Mcf)	$6.84	$6.27	9%
Oil (per barrel)	$78.34	$59.85	31%
NGL (per gallon)	$0.77	$0.88	(13)%

Production, Second Quarter Comparison

Commodity	2Q10	2Q09	Change
Natural Gas (Bcf)	17.6	18.0	(2)%
Oil (MBbl)	1,258	1,113	13%
NGL (MMgal)	19.0	18.4	3%
Total (Bcfe)	27.9	27.3	2%

Production by Area (Bcfe), Second Quarter Comparison

Area	2Q10	2Q09	Change
San Juan Basin	13.8	13.5	2%
Permian Basin	9.1	8.0	14%
Black Warrior Basin	3.3	3.7	(11)%
N. LA/E. TX/Other	1.7	2.1	(19)%

The second quarter 2010 production increase in the Permian Basin reflected the June 2009 acquisition of Range Resources Corporation’s interests in the Fuhrman-Mascho field and new waterflood development in the North Westbrook unit. Increased production in the San Juan Basin largely reflected the impact of new well development and better-than-expected performance from some wells in the over-pressured Fruitland Coal, partially offset by the timing of plant maintenance and wells shut-in due to sidetrack operations.

Total per-unit lease operating expense (LOE) in the second quarter of 2010 increased 7 percent from the prior-year second quarter to $1.98 per Mcfe primarily due to a 41 percent increase in per-unit production taxes. Base LOE and marketing and transportation expenses were essentially unchanged at $1.60 per Mcfe.

DD&A expense per unit in the second quarter of 2010 increased 13 percent over the same period in 2009 to $1.78 per Mcfe largely due to higher development costs and price-related reserve revisions at year-end 2009.

Per-unit net G&A expense in the second quarter of 2010 increased 12 percent to 47 cents per Mcfe. This increase largely was due to labor and benefits-related expenses and certain legal expenses.

Alabama Gas Corporation

Alagasco’s year-over-year earnings decline of $1.2 million in the second quarter of 2010 largely reflected the timing of rate recovery and revenue reductions under Alagasco’s rate-setting mechanism.

YTD 2010 FINANCIAL RESULTS

Energen’s consolidated net income for the first six months of 2010 totaled $172.3 million, or $2.39 per diluted share, and compared with $150.6 million, or $2.09 per diluted share, in the second quarter of 2009. Current-period results included the non-cash, $10.0 million, after-tax write-off for capitalized unproved leasehold.

Energen Resources’ net income for the year-to-date period totaled $128.4 million ($138.4 million excluding the write-off) as compared with net income of $102.0 million in the first half of 2009. Alagasco’s net income totaled $43.9 million as compared with $48.4 million in the same period last year.

Energen Resources Corporation

Energen Resources’ increase in year-to-date 2010 net income reflected the impact of higher realized sales prices and increased oil and NGL production, partially offset by the non-cash charge, increased DD&A expense, higher administrative expenses, and a rise in commodity price-driven production taxes.

Average Realized Sales Prices, YTD Comparison

Commodity	YTD10	YTD09	Change
Natural Gas (per Mcf)	$7.02	$6.41	10%
Oil (per barrel)	$78.77	$56.44	40%
NGL (per gallon)	$0.82	$0.85	(4)%

Production, YTD Comparison

Commodity	YTD10	YTDQ09	Change
Natural Gas (Bcf)	35.0	35.7	(2)%
Oil (MBbl)	2,444	2,203	11%
NGL (MMgal)	37.8	35.9	5%
Total (Bcfe)	55.1	54.0	2%

Production by Area (Bcfe), YTD Comparison

Area	YTD10	YTD09	Change
San Juan Basin	27.4	26.9	2%
Permian Basin	17.7	15.8	12%
Black Warrior Basin	6.5	7.2	(10)%
N. LA/E. TX/Other	3.5	4.1	(15)%

The year-to-date 2010 production increase in the Permian Basin reflected the June 2009 acquisition of Range Resources Corporation’s interests in the Fuhrman-Mascho field and new waterflood development in the North Westbrook unit. Increased production in the San Juan Basin largely reflected the impact of new well development and better-than-expected performance from some wells in the over-pressured Fruitland Coal, partially offset by delays from adverse weather conditions, the timing of plant maintenance, and wells shut-in due to sidetrack operations.

Total LOE in the first six months of 2010 increased 3 percent per unit from the same period a year ago to $1.98 per Mcfe. Base LOE and marketing and transportation expenses fell approximately 2 percent while production taxes rose 32 percent on a per-unit basis.

DD&A expense per unit in the first six months of 2010 increased 14 percent over the same period in 2009 to $1.77 per Mcfe largely due to higher development costs and price-related reserve revisions at year-end 2009.

Per-unit net G&A expense in the first six months of 2010 increased to 51 cents per Mcfe largely due to labor and benefits-related expenses and certain legal expenses.

Alabama Gas Corporation

Energen’s natural gas utility generated net income of $43.9 million in the first six months of 2010 as compared with $48.4 million in the same period a year ago. This decrease largely reflected the timing of rate recovery and revenue reductions under Alagasco’s rate-setting mechanism.

TRAILING 12 MONTHS’ FINANCIAL RESULTS

For the 12 months ended June 30, 2010, Energen’s net income totaled $278.0 million, or $3.86 per diluted share, and compared with net income of $288.9 million, or $4.02 per diluted share, for the same period last year. Current-period results included a $10.0 million non-cash charge for capitalized unproved leasehold associated with the company’s deep Conasauga shale acreage.

Energen Resources Corporation

Energen Resources’ net income in the trailing 12 months totaled $238.6 million ($248.6 million excluding the write-down) and compared with $241.6 million in the same period last year; included in current 12-months’ results is a one-time gain of $3.1 million, or 4 cents per diluted share, generated by the sale of a small, non-operated Permian Basin property.

Average Realized Sales Prices, Trailing 12 Months Comparison

Commodity	12-M Ended 6/30/2010	12-M Ended 6/30/2009	Change
Natural Gas (per Mcf)	$6.66	$7.08	(6)%
Oil (per barrel)	$71.57	$63.71	12%
NGL (per gallon)	$0.88	$0.86	2%

Production, Trailing 12 Months Comparison

Commodity	12-M Ended 6/30/2010	12-M Ended 6/30/2009	Change
Natural Gas (Bcf)	71.7	70.4	2%
Oil (MBbl)	4,930	4,367	13%
NGL (MMgal)	77.1	71.8	7%
Total (Bcfe)	112.3	106.9	5%

Alabama Gas Corporation

Alagasco’s net income for the 12 months ended June 30, 2010, totaled $40.9 million as compared with $48.0 million in the same period a year ago. This decrease largely reflected higher operations and maintenance expense and the timing of rate recovery and revenue reductions under Alagasco’s rate-setting mechanism.

2010 EARNINGS GUIDANCE RANGE UNCHANGED

Energen affirmed its earnings guidance range for 2010 of $4.30-$4.70 per diluted share. This range excludes the non-cash write-off of capitalized unproved leasehold. The comparable earnings guidance range including the non-cash charge is $4.16-$4.56 per diluted share.

Guidance assumes that commodity prices applicable to its unhedged production for the remainder of the year will average $4.50 per Mcf for natural gas, $85 per barrel for oil, and 92 cents per gallon for NGL.

For the last six months of 2010, Energen has hedges in place for approximately 72 percent of its estimated natural gas production of 36.4 Bcf at an average NYMEX-equivalent price of $8.01 per Mcf, 69 percent of its estimated oil production of 2.8 million barrels (MMBbl) at an average NYMEX-equivalent price of $85.25 per barrel, and 50 percent of its estimated NGL production of 37.4 million gallons at an average price of 88 cents per gallon.

Key assumptions included in the guidance include:

•	Full-year impact of certain year-to-date results;

•	Current hedge position;

•	Annual production of approximately 114 Bcfe; 58.7 for remainder of year

•	Capital spending of $445 million, including $360 million by Energen Resources (ERC) and $85 million by Alagasco;

•	Average DD&A expense at ERC of $1.77 per Mcfe;

•	Total LOE, including production taxes, at ERC of $2.10 per Mcfe (base LOE and marketing and transportation costs of $1.70 per Mcfe);

•	General and administrative expense at ERC of 49 cents per Mcfe;

•	Alagasco’s earning on estimated average equity of $331 million;

•	Average diluted shares outstanding of 72.1 million.

Energen’s 2010 earnings guidance does not include potential benefits from unidentified property acquisitions, Alabama shales exploration, or stock repurchases. The guidance also makes no assumption related to the potential impairment of remaining capitalized unproved leasehold. Energen’s remaining capitalized, unproved leasehold associated with its Chattanooga shale and the shallow Conasauga shale is $14.4 million after-tax ($23.2 million pre-tax), or 20 cents per diluted share. The Chattanooga shale acreage is $8 million after-tax (11 cents per diluted share), and the shallow Conasauga acreage is $6.4 million (9 cents per diluted share).

2010 Hedge Summary

Energen Resources’ hedge position for the remainder of 2010 is as follows:

Commodity	Hedge Volumes	Est. Production	Hedge %	NYMEXe Price*
Natural Gas	26.1 Bcf	36.4 Bcf	72%	$8.01/Mcf
Oil	2.0 MMBbl	2.8 MMBbl	69%	$85.25/barrel
NGL	18.7 MMgal	37.4 MMgal	50%	$0.88/gallon

*	July actuals included when known.

Energen Resources’ natural gas and oil hedge positions by hedge type for the remainder of 2010 are as follows:

Natural Gas Hedges	Volumes (Bcf)	Assumed Differential	NYMEXe Price*
San Juan Basin	19.0	$0.50 per Mcf	$7.73 per Mcf
NYMEX	7.1	—	$8.77 per Mcf

Oil Hedges	Volumes (MBbl)	Assumed Differential	NYMEXe Price*
Sour Oil (WTS)	1,159	$3.00 per barrel	$90.34 per barrel
NYMEX	808	—	$77.96 per barrel

*	July actuals included when known.

Average realized oil and gas prices for Energen Resources’ production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials. Average realized NGL prices will be net of transportation and fractionation fees. For production associated with basin-specific contracts, Energen Resources will receive the contracted hedge price. Energen typically hedges basis differentials where applicable. In the tables above, the basin-specific contract prices were converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources’ assumed basis differentials.

Sensitivity of Earnings, Cash Flows to Changes in Commodity Prices

Given Energen Resources’ current hedge position for the remainder of 2010, changes in commodity prices are estimated to have the following impact on Energen’s 2010 earnings and cash flows:

•	Every 10-cent change in the average NYMEX price of gas from $4.50 represents an estimated net income impact of approximately $385,000 (0.5 cents per diluted share).

•	Every $1.00 change in the average NYMEX price of oil from $85 per barrel represents an estimated net income impact of approximately $440,000 (0.6 cents per diluted share).

•	Every 1-cent change in the average price of liquids from $0.92 per gallon represents an estimated net income impact of approximately $85,000 (0.1 cents per diluted share).

Price-related events such as substantial basis differential changes could cause earnings sensitivities to be materially different from those outlined above.

2011 AND 2012 HEDGE POSITIONS

Energen Resources has substantial hedges in place for 2011 and 2012. Underscoring the impact of the company’s oil production, the average NYMEX-equivalent price of Energen Resources’ hedges is $8.63 per Mcfe in 2011 and $12.69 per Mcfe in 2012.

Energen Resources’ 2011 hedge position is as follows:

Commodity	Hedge Volumes	NYMEXe Price
Natural Gas	38.8 Bcf	$6.76/Mcf
Oil	3.5 MMBbl	$76.39/barrel
NGL	38.9 MMgal	$0.89/gallon

Energen Resources’ natural gas and oil hedge positions by hedge type for 2011 are as follows:

Natural Gas Hedges	Volumes (Bcf)	Assumed Differential	NYMEXe Price
San Juan Basin	25.7	$0.45 per Mcf	$6.81 per Mcf
NYMEX	13.1	—	$6.66 per Mcf

Oil Hedges	Volumes (MBbl)	Assumed Differential	NYMEXe Price
Sour Oil (WTS)	2,076	$3.00 per barrel	$73.24 per barrel
NYMEX	1,398	—	$81.07 per barrel

Energen Resources’ 2012 hedge position is as follows:

Commodity	Hedge Volumes	NYMEXe Price
Oil	3.1 MMBbl	$81.38/barrel
NGL	18.1 MMgal	$0.91/gallon

Energen Resources’ oil hedge position by hedge type for 2012 is as follows:

Oil Hedges	Volumes (MBbl)	Assumed Differential	NYMEXe Price
Sour Oil (WTS)	672	$3.00 per barrel	$84.40 per barrel
NYMEX	2,458	—	$80.55 per barrel

Average realized oil and gas prices for Energen Resources’ production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials. Average realized NGL prices will be net of transportation and fractionation fees. For production associated with basin-specific contracts, Energen Resources will receive the contracted hedge price. Energen typically hedges basis differentials where applicable. In the tables above, the basin-specific contract prices were converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources’ assumed basis differentials.

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, AL. Its two lines of business are the acquisition, development and exploration of domestic, onshore natural gas, oil and NGL reserves and natural gas distribution in central and north Alabama. Energen Resources has approximately 3.5 trillion cubic feet equivalent of proved, probable, and possible reserves in the San Juan, Permian, and Black Warrior basins. Alabama Gas Corporation is the largest distributor of natural gas in Alabama. More information is available at http://www.energen.com.

This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company’s forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A more complete discussion of risks and uncertainties that could affect future results of Energen and its subsidiaries is included in the Company’s periodic reports filed with the Securities and Exchange Commission.